EXHIBIT 4.21

PRIVATE CONTRACT FOR SALE OF MINERAL RIGHTS

MARIA TEREZA BARBOSA DA SILVA, Brazilian, separated, ID 3617073-2-SSP-GO, CPF 110.808.762-00, resident and with address at Avenida 1a de Maio, No. 764, Bairro Hidráulica, Rio Grande, State of Rio Grande do Sul, Postal Code 96.202-000, henceforth known as MARIA TEREZA and JAGUAR RESOURCES DO BRASIL LTDA., privately held company, CNPJ 05.943.917/0001-43, with headquarters at Avenida José Malcher, No. 815, Rooms 413 and 414, Belém, State of Pará, Postal Code 66.055-901, represented in this action by its undersigned director, henceforth known as JAGUAR:

Whereas:

A)

MARIA TEREZA is the legitimate holder of the Mining Rights Requirements unified by DNPM Processos [Filings] 855.892/1996 to 856.289/1996, that include the Roda de Fogo, Dá os Pulos and Dá teu Jeito mines, located in the municipal district of Itaituba, State of Pará. The above processos are under analysis by the 5th DNPM District of Belém-Pará for their conversion to the research regime, in which case the succeeding processos will continue as the object of this contract, henceforth known as MINERAL RIGHTS.

B)

JAGUAR is a mining company that has as its objective the exploration, exploitation, and management of mines to make the best economic use of mineral deposit goods and their by-products and it has an interest in acquiring the MINERAL RIGHTS;

C)	The MINERAL RIGHTS are free and clear of any judicial or extrajudicial onus;

D)	The interest MARIA TEREZA has in ceding and transferring the MINERAL RIGHTS to JAGUAR;

E)	That JAGUAR has an interest in coming to develop a program of research and evaluation of mineral reserves in the areas of the MINERAL RIGHTS;

F)

During the time this agreement is in force, JAGUAR alone may undertake mineral exploration work, at its exclusive discretion, being able to evaluate, explore and study the economic feasibility of mineral reserves that may be discovered in the areas of the MINERAL RIGHTS.

Now therefore

The Parties resolve in accordance with the law to enter into the agreement of the present Instrument, by means of the following terms and conditions:

1-CLAUSE ONE – OBJECTIVE

1.1	The objective of the present instrument is to establish the rules and conditions for acquisition by JAGUAR of the mineral rights referred to in paragraph “A” of the present instrument.

CLAUSE TWO - PRICE AND CONDITIONS OF PAYMENT

2.

For acquisition of the MINERAL RIGHTS in the form above, JAGUAR will pay MARIA TEREZA a total amount of R$ 1,800,000.00 (ONE MILLION EIGHT HUNDRED THOUSAND REAIS) in accordance with the following conditions:

2.1.1	R$ 18,000.00 (EIGHTEEN THOUSAND REAIS) on the date the present instrument is signed.

2.1.2

R$ 22,000.00 (TWENTY-TWO THOUSAND REAIS) 5 (five) working days after the date of publication in the D.O.U. of the research permits succeeding conversion of the Mining Rights Requirements that are the object of the present instrument, provided the Agreement to Cede Mineral Rights was previously signed by the parties in favor of JAGUAR.

2.1.3	R$ 45,000.00 (FORTY-FIVE THOUSAND REAIS) 6 (six) months after the payment date of item 2.1.2.

2.1.4	R$ 50,000.00 (FIFTY THOUSAND REAIS) 12 (twelve) months after the payment date of item 2.1.2.

2.1.5	R$ 60,000.00 (SIXTY THOUSAND REAIS) 18 (eighteen) months after the payment date of item 2.1.2.

2.1.6	R$ 70,000.00 (SEVENTY THOUSAND REAIS) 24 (twenty-four) months after the payment date of item 2.1.2.

2.1.7	R$ 90,000.00 (NINETY THOUSAND REAIS) 30 (thirty) months after the payment date of item 2.1.2.

2.1.8

R$ 1,445,000.00 (ONE MILLION FOUR HUNDRED FORTY-FIVE THOUSAND REAIS) 36 (thirty six) months after the payment date of item 2.1.2, conditional upon approval by DNPM of the filing of the MINERAL RIGHTS cession to JAGUAR.

2.2	Should the present agreement be canceled, future payments will not be demandable nor will payments made be returned.

2.3

JAGUAR will make the payments established in Clause 2 above by deposit in Demand Account No. 0540531-9 Agency No. 412, that MARIA TEREZA maintains in Bradesco Bank in the City of Rio Grande do Sul, State of Rio Grande do Sul, the deposit slip constituting proof of faithful payment.

2.3.1

Any change in the bank information mentioned above will be communicated in writing by MARIA TEREZA to JAGUAR, and no responsibility will be attributed to this for holding back payment, or even delaying payment because of a lack of communication.

2.3.2	When the due dates of the payments set out in this contract fall on non-working days, the due date will be extended to the first working day following the date set for payment.

CLAUSE THREE - STATEMENTS AND GUARANTEES OF MARIA TEREZA

3.1

MARIA TEREZA states and guarantees that she is the sole and exclusive titleholder of the MINERAL RIGHTS, and that such MINERAL RIGHTS are free of any judicial or extrajudicial onus, and no irregularities whatever are pending against them.

3.2

MARIA TEREZA states and guarantees, for herself and her successors, that she will offer all help that may be necessary to effect implementation of definitive cession of the MINERAL RIGHTS by DNPM, as well as the granting by DNPM of the competent Mineral Research Permits.

3.3

MARIA TEREZA states and guarantees that she will maintain the confidentiality of information to which she will have access due to this Instrument and that from now on will be considered reserved and the property of JAGUAR, with partial or total disclosure to third parties being prohibited.

3.4

MARIA TEREZA states and guarantees that she will meet all obligations and responsibilities, of any nature, whose generating fact occurred before the date of this Instrument, including those arising from noncompliance with mineral and environmental legislation.

3.5

Until the payment date of the last portion of this contract, it will be incumbent on MARIA TEREZA to deliver the areas that are the object of this MINERAL RIGHTS contract to JAGUAR free of any mining work and the presence of people who have no relationship with the present instrument.

CLAUSE FOUR - STATEMENTS AND GUARANTEES OF THE PARTIES

4.1

JAGUAR and MARIA TEREZA state and guarantee that the present Instrument is carried out in irrevocable irretrievable form, for all legal purposes, what is stipulated here applying to their successors as well, except in the case of rescission, as provided in this contract.

4.2	JAGUAR and MARIA TEREZA state and guarantee that the present Instrument, as well as its Appendixes, represent the whole and integral understanding between them.

4.3

JAGUAR and MARIA TEREZA state and guarantee that the present Instrument has the force of extrajudicial executive Title, with the obligation of doing the right thing, in terms of what is provided in paragraph II, of Article 585, combined with what is contained in Article 639, both of the Code of Civil Procedure.

4.4

JAGUAR and MARIA TEREZA state and guarantee that, whenever necessary, they will take steps, supply information and additional documents, as well formalize instruments that are necessary or appropriate to the implementation and execution of the purposes and conditions contained in this Instrument.

CLAUSE FIVE - STATEMENTS AND GUARANTEES OF JAGUAR

5.1

JAGUAR states and guarantees that it assume responsibility for payments of any legal obligations that arise from holding the Mineral Research Permits until it is decided whether to acquire the MINERAL RIGHTS.

5.2	JAGUAR’s responsibility ends when it formally and completely desists in terms of Clause 2.2, above from acquiring the MINERAL RIGHTS that are the object of this instrument.

5.3

JAGUAR is obligated to make the payments of the annual rate per hectare with respect to the last year that the MINERAL RIGHTS are in effect that are the object of this Instrument and of the others, if the research permit is extended, provided this instrument is not cancelled in the form provided in Clause Ten.

CLAUSE SIX - VALIDITY

6.1

This Instrument will have a period in force that begins on the date of its signing and it will remain in force until all conditions here agreed to have been accomplished or JAGUAR cancels the contract.

CLAUSE SEVEN - CONFIDENTIALITY

7.1

Unless otherwise provided by law, the Parties commit themselves to keeping this Instrument strictly confidential and not using it for any objective not provided here; nevertheless, JAGUAR may, if it judges it necessary, and at its discretion, disclose results obtained from research to the Toronto-Canada Stock Exchange and on its web site.

7.2

The Parties commit themselves, on their own behalf and that of their employees, representatives, or third parties under their control, to keeping this instrument confidential, as well as any geological, economic, or business information to which they have access.

CLAUSE EIGHT - CESSION OF THE CONTRACT TO THIRD PARTIES

8.1

JAGUAR may, at its exclusive discretion and at any time, cede, in whole or in part, its rights and obligations contained in the present Instrument to third parties, being nevertheless obligated to notify MARIA TEREZA.

CLAUSE NINE - COMMUNICATION BETWEEN THE PARTIES

9.1

All notices, communications, or documents that need to be transmitted between the Parties will be made in writing and delivered personally, or with return receipt (AR) to the addresses below, the parties being obligated to indicate any change in these addresses:

MARIA TEREZA BARBOSA DA SILVA

Address: Avenida 1a de Maio, No. 764 - Bairro Hidráulica

Postal Code 96.202-000 - Rio Grande - RS

JAGUAR RESOURCES DO BRASIL LTDA.

Address: Avenida José Malcher, 815 - Rooms 413 and 414

Postal Code 66.055-901 - Belém - PA

CLAUSE TEN – RESCISSION

10.1	This Contract may be unilaterally cancelled by JAGUAR, at its sole and exclusive discretion, by previous notice in writing to MARIA TEREZA.

10.2

It is established between the Parties that once the present Instrument is cancelled, JAGUAR will be exempted from payment of any portions coming due after the notice is received by MARIA TEREZA or her successors (hand-delivered or with AR) up to 30 (thirty) days before the next portion comes due. JAGUAR will also be exempted from the payment of any compensation to MARIA TEREZA, losing, however, the portions due and those already paid.

10.3

If JAGUAR exercises the capacity provided by this clause and cancels the present Instrument, it must give MARIA TEREZA the dates and results obtained during research work related to the MINERAL RIGHTS within a period of up to 90 (ninety) calendar days from the date of cancellation.

10.4

If JAGUAR cancels the present contract, it is obligated to transfer the MINERAL RIGHTS that are the object of this contract back in favor of MARIA TEREZA on the date of cancellation, signing for the time being a new Agreement to Cede Mineral Rights.

10.5	MARIA TEREZA may not cancel the present Instrument for any reason other than irresolvable breach of contract on the part of JAGUAR.

CLAUSE ELEVEN - DNPM APPROVAL

11.1

It is certain and understood between the parties that to achieve the provisions of this Instrument and payment of the final installment of R$ 1,445,000.00 (ONE MILLION, FOUR HUNDRED FORTY-FIVE THOUSAND REAIS) referred to in the second clause, competent approval of permanent assignment of the MINERAL RIGHTS in favor of JAGUAR is necessary, with publication in the Official Daily of the Union, its being established between the parties that:

11.1.1	The parties are obligated to take all necessary steps to arrange qualification and approval by the DNPM for assignment of the MINERAL RIGHTS.

11.1.2	The parties are also obligated to work with the DNPM so that final transfer of the MINERAL RIGHTS is adopted, so as to effect their transfer to JAGUAR.

CLAUSE TWELVE - PARTIAL INVALIDITY

12.1

The invalidity, nullity, or unexecutability of one or more provisions of this instrument does not affect the validity and enforceability of the other provisions, which remain in full force, and the parties are then obligated to negotiate an adjustment of equitable provision(s) to ensure its validity and enforceability

CLAUSE THIRTEEN - FORTUITOUS EVENTS AND FORCE MAJEURE

13.1

If JAGUAR or its contractors remain unable to obtain access to areas of the MINERAL RIGHTS as a result of fortuitous events or force majeure, compliance with the obligations assumed by that party with respect to this instrument will be suspended.

CLAUSE FOURTEEN - FORUM

14.1

The Parties choose the forum of the City of Itaituba, State of Pará, to settle any and all matters originating from the present Instrument, forgoing adoption of any other, irrespective of how favorable it may be. And being fair and agreed to, the Parties sign the present Instrument in 2 (two) copies of equal content and form, to single effect.

Porto Alegre, State of Rio Grande do Sul, July 18, 2008.

1st Notary Office /Signature/ JAGUAR RESOURCES DO BRASIL LTDA Elton Luiz da Silva Pereira, Director

Queiroz Santos

3rd Notary Office

Av Pedro Miranda, 849 - Pedreira

Telephone (91) 233-2749, Postal Code: 66085-000 Belém - PA

I recognize and attest to the similarity of the signature of [0397354] MARIA TEREZA BARBOSA DA SILVA.

In witness whereof /Signature/, Belém, PA, August 18, 2008.

/Signature/

Marcia Danielle da Costa Sarge

Valid only with safety seal

004028305

/Seal/

Queiroz Santos Notary Office /Signature/ MARIA TEREZA BARBOSA DA SILVA

1st Notary Office of Porto Alegre - RG

Rua Andrade Neves 159, Downtown, Porto Alegre Telephone (51) 3228-9428

Bel. Ayrton Bernardes Carvalho, Notary

I recognize the authenticity of the signature of Elton Luiz da Silva Pereira indicated by the arrow used by this notary office. In witness whereof /Signature/ Jairo S. Silva / Ricardo Diederichs, Authorized Clerks. Porto Alegre, July 18, 2008

/Signature/

Signature recognition: R$3.50, Digital seal /illegible/

/Seal: Ayrton B. Carvalho /illegible/

Jairo De Souza Silva

Authorized Clerk/

ACRONYMS

CNPJ	National Corporate Taxpayers Registry
CPF	Individual Taxpayers Registry
CPF/MF	Individual Taxpayers Registry/Finance
DNPM	National Department of Mineral Production
DOU	Official Daily of the Union
GO	State of Goiás
PA	State of Pará
RG	General Registry
RS	State of Rio Grande do Sul
SSP	[State] Public Safety Administration